Exhibit 99.1

FOR IMMEDIATE RELEASE

Christine Gray-Smith

Executive Vice President and Chief Financial Officer

650-808-6541

Anne Bowdidge
Senior Director of Investor Relations

650-808-6551

FDA APPROVES VENTAVIS™ FOR THE TREATMENT OF PULMONARY ARTERIAL HYPERTENSION (PAH)

- First inhaled prostacyclin for PAH patients in the U.S. -

- Conference call scheduled for Thursday, December 30 at 8:30am ET-

South San Francisco, Calif., December 29, 2004. CoTherix, Inc. (Nasdaq: CTRX) today announced that following priority review, the U.S. Food and Drug Administration (FDA) has approved Ventavis™ (iloprost) Inhalation Solution for the treatment of pulmonary arterial hypertension (PAH) in patients with NYHA Class III or IV symptoms. PAH is a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs. Ventavis is currently marketed by Schering AG in several European countries and Australia, and now will be made available in the U.S. through CoTherix.

"This approval provides PAH patients with a non-invasive treatment option that avoids the complications associated with intravenous or subcutaneous prostacyclin delivery," said Donald J. Santel, Chief Executive Officer of CoTherix, Inc. "We intend to launch Ventavis through our own direct sales force to make it broadly available to the PAH community in the United States."

"Making therapy easier to administer is critical to enhancing patient compliance and improving management of the disease," said Lewis J. Rubin, M.D., Professor of Medicine and Director, Pulmonary Hypertension Program at University of California, San Diego. "We commend the efforts of CoTherix to make a non-invasive therapeutic option available to the PH community."

"We are excited that, with the approval of Ventavis, physicians have a new option for treatment," said Rino Aldrighetti, President of the Pulmonary Hypertension Association. "Hope for patients with this difficult and often misdiagnosed illness is growing."

About Ventavis

Ventavis is currently marketed by Schering AG in several European countries and Australia. CoTherix licensed exclusive rights to develop and commercialize Ventavis in the United States from Schering AG in October 2003 and filed a New Drug Application (NDA) in June 2004. In August 2004, CoTherix's NDA was accepted by the FDA and granted priority review. In addition, Ventavis received orphan drug designation in August 2004 to treat PAH.

A randomized, double-blind, multi-center, placebo-controlled trial was conducted in 203 adult patients (inhaled Ventavis: n=101; placebo: n=102) with NYHA Class III or IV pulmonary arterial hypertension (PAH, WHO Group I; idiopathic in 53%, associated with connective tissue disease, including CREST and scleroderma, in 17%, or associated with anorexigen use in 2%) or pulmonary hypertension related to chronic thromboembolic disease (WHO Group IV; 28%). The primary clinical endpoint for the trial was a composite of: (1) an improvement in NYHA functional class, (2) an increase in the distance walked in six minutes of at least 10%, and (3) no clinical deterioration or death. The response rate for the primary efficacy endpoint among PAH patients was 19% for patients treated with Ventavis, compared with 4% for the placebo-treated patients (p=0.0033). All three components of the composite endpoint favored Ventavis. The absolute change in 6-minute walk distance measured 30 minutes after inhalation among patients with PAH was greater in the Ventavis group compared to the placebo group at all time points, including week 12, with a placebo-corrected difference of 40 meters (p<0.01).

Ventavis Safety Profile

Ventavis is generally well tolerated. The most common side effects with Ventavis include reddening of the face caused by dilation of blood vessels (flushing), increased cough, low blood pressure (hypotension), headaches, nausea, spasm of the jaw muscles that causes trouble opening your mouth, and fainting (syncope). Other serious adverse events reported with the use of inhaled Ventavis include: congestive heart failure, chest pain, supraventricular tachycardia, dyspnea, peripheral edema, and kidney failure.

About PAH

PAH affects an estimated 50,000 patients in the United States, with only about 15,000 diagnosed and under treatment. Its cause may be unknown, or result from other diseases that cause a restriction of blood flow to the lungs, including scleroderma, HIV and lupus. Symptoms of the disease include fatigue, shortness of breath on exertion, chest pain and dizziness. Left untreated, the median survival time following diagnosis may be as short as three years.

Conference Call

CoTherix's management team will host a conference call on December 30 at 8:30am ET. A live webcast of the conference call can be accessed by visiting the Investor Relations section of the Company's website at www.cotherix.com. In addition, investors and other interested parties can listen by dialing 800-347-6311 or international 312-461-0745.

A replay of the conference call will be available until January 7 at 8:00 a.m. Eastern Time on the Investor Relations section of the Company's website or by dialing 800-839-6713 or 402- 220-2306 using passcode 8396713.

About CoTherix, Inc.

CoTherix Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix's lead product, Ventavis™, is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. Ventavis is indicated for the treatment of pulmonary arterial hypertension, a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a trademark of Schering AG, Germany. More information can be found at www.cotherix.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future, including the benefits of Ventavis and our plans for marketing Ventavis. We are at an early stage of development and have not generated any revenue from sales of products to date. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the Securities and Exchange Commission, including our current report on Form 10-Q for the quarter ended September 30, 2004.